As filed with the Securities and Exchange Commission on April 22, 2002
                                                      Registration No. 333-67178
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      -----------------------------------
                           AMENDMENT NO. 2 TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      -----------------------------------


                         WORLDPORT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                      -----------------------------------


             DELAWARE                         4813                 84-1127336
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                      -----------------------------------

                                975 WEILAND ROAD
                                    SUITE 160
                          BUFFALO GROVE, ILLINOIS 60089
                                 (847) 229-8200
              (Address, including zip code, and telephone number,
             including area code, of registrant's executive offices)


                      -----------------------------------

                                  KATHLEEN COTE
                         WORLDPORT COMMUNICATIONS, INC.
                           975 WEILAND ROAD, SUITE 160
                          BUFFALO GROVE, ILLINOIS 60089
                                 (847) 229-8200
                 (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                      -----------------------------------


                                   Copies To:

                          Helen R. Friedli, P.C., Esq.
                            Brooks B. Gruemmer, Esq.
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                                 (312) 372-2000

                      -----------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


---------------------------------------------------------------------------------------------------------------------

                                          Calculation of Registration Fee
=====================================================================================================================

                                               Proposed maximum       Proposed maximum
Title of each class of       Amount to be     offering price per       aggregate offering            Amount of
securities to be            registered (1)         share(2)                 price(2)             registration fee
registered
-------------------------- ----------------- ---------------------- -------------------------- ----------------------

Common Stock (par value    5,100,000 shares          $0.43                 $2,193,000                $1,226(3)
$0.0001 per share)
-------------------------- ----------------- ---------------------- -------------------------- ----------------------

(1) Maximum number of shares that may be offered. Pursuant to Rule 416 of the Securities Act of 1933, as amended, in addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits and stock dividends.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sale price of a share of common stock as reported on the OTC Bulletin Board on April 17, 2002.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of 4,100,000 shares common stock as reported on the OTC Bulletin Board on August 7, 2001 and for the average of the high and low sales price of 1,000,000 shares of common stock as reported on the OTC Bulletin Board on April 17, 2002.Of this amount, $1,118 was paid with the filing of original registration statement.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 22, 2002


PROSPECTUS


                                5,100,000 SHARES

                         WORLDPORT COMMUNICATIONS, INC.
                                  COMMON STOCK


         This prospectus relates to the public offering of up to 5,100,000 shares of our common stock which may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from this offering.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "WRDP.OB" On April 17, 2002, the closing sale price of our common stock on the OTC Bulletin Board was $0.45 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      -----------------------------------



                 The date of this prospectus is __________, 2002

                                TABLE OF CONTENTS

Summary.......................................................................3
Risk Factors..................................................................5
Use of Proceeds...............................................................11
The Selling Stockholders......................................................11
Plan of Distribution..........................................................12
Where You Can Find More Information...........................................13
Legal Matters.................................................................14
Experts.......................................................................14

                                     SUMMARY

         You  should  read  this  entire  prospectus,   and  the  more  detailed
information   and  the  financial   statements   and  related  notes  which  are
incorporated by reference in this prospectus.

         In the fourth quarter of 2001 and the first quarter of 2002, we sold or announced the closure of all of our active business operations. We currently anticipate that after we complete the activities related to exiting these businesses, we will operate with a minimal headquarters staff while we determine how to use our remaining cash resources. Among the alternatives we may consider is the pursuit of acquisition and investment opportunities or a liquidation of the Company. Upon any liquidation, dissolution or winding up of the Company, the holders of our outstanding preferred stock would be entitled to receive approximately $68 million prior to any distribution to the holders of our common stock. Although we may consider investment or acquisition opportunities, we have not identified a specific industry on which we intend to initially focus and have no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business. We will have broad discretion in determining how to use these cash resources and in identifying and selecting acquisition and investment opportunities.

                   You can contact us by mail or telephone at:

                         Worldport Communications, Inc.
                           975 Weiland Road, Suite 160
                          Buffalo Grove, Illinois 60089
                                 (847) 229-8200

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in the prospectus and the documents referred to below in "Where You Can Find More Information" before purchasing our common stock.

THE HEICO COMPANIES, LLC AND THE COMPANY'S MANAGEMENT HAS SUBSTANTIAL VOTING CONTROL OVER THE COMPANY.

         In addition to the shares of our Common Stock which are currently outstanding and entitle the holders thereof to one vote per share, we also have outstanding shares of our Series B, C, D, E and G Convertible Preferred Stock, each of which entitle the holders thereof to 40, 40, 1, 10.865, and 1,000 votes per preferred share, respectively. As of March 31, 2002, substantially all of the outstanding preferred stock was owned by The Heico Companies, LLC ("Heico") which, combined with the common stock owned by Heico, represents approximately 71% of our outstanding votes.

         In addition, as of March 31, 2002, our executive officers and directors as a group had an approximately 73% voting interest in our capital stock. Included in the shares owned by our executive officers and directors as a group is the direct voting interest which is held by Heico. Mr. Michael E. Heisley, Sr., Mr. Stanley H. Meadows and Ms. Emily Heisley Stoeckel, all members of our Board of Directors, have an interest in, are employed by, or provide services to, Heico.

         As a result of its voting interest, Heico and/or our directors and executive officers as a group have the power to control the vote regarding such matters as the election of our directors, amendments to our charter, other fundamental corporate transactions such as mergers, asset sales, and the sale of our business, and to otherwise influence the direction of our business and affairs. Additionally, as stockholders of the Company and through their ability to control the election of directors, Heico and/or our executive directors as a group may authorize actions that could have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by such stockholder. Such actions may include creating additional classes of stock with disparate voting rights, creating a classified Board of Directors with staggered terms, prohibiting the stockholders to take any action by a written consent or requiring advance notice for stockholder proposals and director nominations.

WE MAY NOT BE SUCCESSFUL IN RECOVERING OUR ANTICIPATED TAX REFUND.

         In connection with the sale of our EnerTel subsidiary, we recorded a gain of approximately $346.9 million in 2000. As a result, we paid U.S. federal income taxes of approximately $57 million for the tax year ended December 31, 2000. In 2001, we generated a taxable loss of $167.2 million, primarily as a result of the closure of our SuperCentre in Dublin, Ireland in the fourth quarter of 2001. Under U.S. Federal tax law, we can carryback that loss to offset taxable income in previous years, subject to certain limitations, and obtain a refund of U.S. federal income taxes previously paid. On March 13, 2002, we filed our U.S. federal income tax return for the tax year ended December 31, 2001. In connection with that return, we applied for a tax refund of approximately $57 million. Of this amount, approximately $51 million was recorded as a tax receivable in the fourth quarter of 2001 and we anticipate recording an additional $6 million as a receivable in the first quarter of 2002. The Internal Revenue Service may disagree with some of the positions we have taken on our tax return. Therefore, there can be no assurance that we will collect the full amount of this refund.

APPROPRIATE ACQUISITIONS OR INVESTMENT OPPORTUNITIES MAY NOT BE AVAILABLE AND FULL INVESTMENT OF OUR RESOURCES MAY NOT OCCUR IN THE NEAR FUTURE.

         We may use a significant portion of our cash resources to pursue investment and acquisition opportunities. If we decide to seek such opportunities, our future results will be dependent upon our ability to identify, attract and complete desirable acquisition and investment opportunities, which may take considerable time. We may not be successful in identifying, attracting or acquiring desirable acquisition candidates, or in realizing profits from any acquisitions or investments.

         Pending their possible application, we anticipate that our cash resources will be invested in readily marketable, interest-bearing securities. Consequently, until we complete an acquisition, we anticipate that our cash resources will yield only that rate of return earned by such interest-bearing securities. In addition, a portion of our cash resources will be used to pay corporate overhead and administrative costs, and other expenses associated with analyzing and pursuing investment and acquisition opportunities.

         We will have sole and absolute discretion in identifying and selecting acquisition and investment opportunities and in structuring, negotiating, undertaking and divesting of interests in our target companies. We may combine, reorganize, alter the business plan of or sell any of our investments at any time, as we determine is appropriate. You will not be able to evaluate the merits of the acquisition of an interest in, or the reorganization or change in business plans of, any particular company before we take any of these actions. In addition, in making decisions to complete acquisitions and investments, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual results of our associated companies may differ significantly from these projections.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY, WE WILL BE FORCED TO COMPLY WITH THE REQUIREMENTS UNDER THE INVESTMENT COMPANY ACT OF 1940, WHICH COULD LIMIT THE FLEXIBILITY OF OUR OPERATIONS.

         U.S. companies that have more than 100 shareholders or are publicly traded in the U.S. and are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. Unless a substantial part of our assets consists of, and a substantial part of our income is derived from, interests in majority-owned subsidiaries and companies that we primarily control, we may be required to register and become subject to regulation under the Investment Company Act.

         If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the Investment Company Act, including:

          o    limitations on our ability to borrow;

          o    limitations on our capital structure;

          o    restrictions   on   acquisitions   of  interests  in   associated
               companies;

          o    prohibitions on transactions with affiliates;

          o    restrictions on specific investments; and

          o    compliance  with  reporting,   record  keeping,   voting,   proxy
               disclosure and other rules and regulations.

MEMBERS OF OUR BOARD OF DIRECTORS ARE EXECUTIVE  OFFICERS,  DIRECTORS AND OWNERS
OF  COMPANIES  THAT  MAY  COMPETE  WITH  US  FOR   INVESTMENT  AND   ACQUISITION
OPPORTUNITIES.

         Michael  Heisley  serves as Chairman of the Board of Worldport  and his daughter, Emily Heisley Stoeckel, also serves as a member of our Board. Mr. Heisley and Ms. Stoeckel are also directors, officers and owners of The Heico Companies LLC ("Heico") and certain of its affiliates. Mr. Heisley and his family members control all of the outstanding ownership interests of Heico. Mr. Meadows is a director and assistant secretary of the Company and is an officer and director of Heico and certain of its affiliates. Heico owns and operates a portfolio of diverse businesses and, historically, has actively acquired and invested in a variety of businesses. Therefore, Heico could be in competition with the Company in pursuing investment and acquisition opportunities. Mr. Heisley, Ms. Stoeckel and Mr. Meadows owe a duty of loyalty and a duty of care under Delaware law to both the Company and to Heico. These duties obligate them to present certain business opportunities to the company to which they owe the duties before pursuing such opportunities themselves. In addition, there are no contractual or other restrictions on Mr. Heisley, Ms. Stoeckel or Mr. Meadows which would restrict them from acquiring, owning or operating any business, including any business that competes with us or any of our subsidiaries. Therefore, these individuals may have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented.

WE HAVE BROAD DISCRETION IN USING OUR RESOURCES AND MAY NOT USE THEM IN A MANNER THAT OUR STOCKHOLDERS WOULD PREFER.

         We have not identified specific uses for a substantial portion of our resources, and we have broad discretion in how we use them. Although we may consider investment or acquisition opportunities, we have not identified a specific industry on which we intend to initially focus and have no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business. We may consider investment and acquisition opportunities outside of the telecommunications and technology sector. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply the funds effectively could have a material adverse effect on our financial condition and performance.

WE MAY FINANCE ACQUISITIONS BY ISSUING ADDITIONAL CAPITAL STOCK OR INCURRING SUBSTANTIAL DEBT, BOTH OF WHICH COULD HAVE NEGATIVE CONSEQUENCES.

         We may use a substantial portion of our resources to pursue investment and acquisition opportunities and, to a much lesser extent, for general corporate expenses. The timing, size and success of our investment and acquisition efforts and any associated capital commitments cannot be readily predicted.

         We may raise additional funds to complete such investments or acquisitions. Generally, our board of directors has the power to issue new equity (to the extent of authorized shares) without shareholder approval. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders would be diluted, our earnings and book value per share could be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock. If we are able to raise additional funds through the incurrence of debt, and we do so, we would likely become subject to restrictive financial covenants and other risks associated with the incurrence of debt.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the selling stockholders, including:

          o    the name of each selling stockholder,

          o    the  beneficial   ownership  of  common  stock  of  each  selling
               stockholder as of March 25, 2002, and the maximum number of shares of common stock offered by each selling stockholder.

The information presented is based on data furnished to us by the selling stockholders. Each of the selling stockholders acquired their shares in connection with the Hostmark acquisition. None of the selling shareholders has had any material relationship with us during the past three years.

         The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the selling stockholders upon termination of the offering.

         Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell additional shares of common stock issued as a result of stock splits and stock dividends.


--------------------------------------------------------------------------------
                                                 SHARES BENEFICIALLY
                                                    OWNED AS OF
 SELLING STOCKHOLDER                              MARCH 25, 2002
 -------------------                              --------------

                                                                    SHARES BEING
                                         NUMBER         PERCENT(1)     OFFERED
                                         ------         ----------     -------
Hostmark World, L.P.(2)               3,717,500(3)       9.8%       4,717,500(3)

Shield Trust Limited,  as nominee
for N M Rothschild & Sons Limited       382,500          1.0%         382,500

--------------------------------------------------------------------------------
Total                                 4,100,000         10.8%       5,100,000

---------------------
(1) Assumes that there are 38,087,252 shares of common stock outstanding as of March 25, 2002.
(2) Mr. Donald Sturm has voting and investment control over the securities held by Hostmark World, L.P.
(3) Pursuant to the Stock Purchase Agreement entered into with Hostmark World, L.P. on April 26, 2002 the Company is required to issue an additional 1,000,000 shares of common stock to Hostmark World, L.P. unless the Company makes a claim pursuant to the representations and warranties contained in the purchase agreement. These additional shares are also being registered pursuant to this registration statement and are included in the "Shares Being Offered" column. Upon issuance of these shares Hostmark World, L.P. would own 4,717,500 shares of common stock, which would represent 12.4% of the shares of common stock outstanding as of March 25, 2002.

                              PLAN OF DISTRIBUTION

         Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

         The selling stockholders or their respective pledgees, donees, transferees or successors in interest may sell the shares on the OTC Bulletin Board, in sales occurring in the public market of such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholders or to dealers for resale by such dealers. In connection with such sales, such brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker, dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker, dealer, agent or underwriter.

         In offering the common stock covered hereby, the selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

         The selling stockholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

         If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We will pay substantially all of the expenses related to our obligation to register the shares of common stock under this prospectus. The selling stockholders will pay all underwriting discounts or brokerage commissions attributable to the sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.
------------------

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this Prospectus:

         (i)   Our  Annual  Report on Form 10-K for the year ended  December 31,
               2001;

         (ii) Our Registration Statement on Form 8-A with respect to our common stock;

         (iii) Our Current Report on Form 8-K dated March 26, 2002 and filed April 10, 2002; and

         (iv) Our Current Report on Form 8-K/A dated April 26, 2001 and filed July 10, 2001.

         You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Worldport Communications, Inc.
                           975 Weiland Road, Suite 160
                          Buffalo Grove, Illinois 60089
                                 (847) 229-8200
                              Attention: Controller

         The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

         This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules. For further information on us and our consolidated subsidiaries and the securities we are offering, you may review the information and exhibits in the registration statement. The registration statement and exhibits are also available at the SEC's Public Reference Room or through its website. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by McDermott, Will & Emery, Chicago, Illinois. Certain partners of McDermott, Will & Emery own an aggregate of 1,828,703 shares of the Company's capital stock. Mr. Stanley H. Meadows, a partner at the law firm of McDermott, Will & Emery, is Secretary of the Company and owns, and holds options to acquire, shares of the Company's common stock.

                                     EXPERTS

         The audited consolidated financial statements and schedule of Worldport Communications, Inc. incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Hostmark incorporated into this prospectus by reference to our Form 8-K/A-1 dated April 26, 2001 and filed on July 10, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

         SEC registration fee........................................... $ 1,226
         Fees and expenses of counsel...................................  10,000
         Fees and expenses of accountants...............................  20,000
          Miscellaneous.................................................   5,000
               Total...................................................  $36,226

----------------

         We have agreed to bear substantially all expenses related to our obligation to register the shares of common stock under this prospectus. The selling stockholders agree to pay all underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the selling stockholders attributable to the sale of the shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         The Company's Certificate of Incorporation and Bylaws, each as amended, provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

         The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                               DESCRIPTION
------                                               -----------

  3.1 Certificate of Incorporation of the Company, as amended, previously filed as Exhibit 3.1 to the Company's Registration Statement on Form 10-KSB/A for the fiscal year ended December 31, 1997, and incorporated herein by reference.

  3.2             Bylaws of the Company, as amended, previously filed as Exhibit
                  3.2 to Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference.

 5.1              Opinion of McDermott, Will & Emery regarding legality

 23.1             Consent of Arthur Andersen LLP

 23.2             Consent of PricewaterhouseCoopers

 23.3             Consent of McDermott, Will & Emery (included in Exhibit 5.1)

 24.1 Power of Attorney (included with the signature page to this Registration Statement)*

---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

(1)      The undersigned registrant hereby undertakes:

         (a)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided,  however, that the undertakings set forth in clauses
                  (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo Grove, Illinois on April 18, 2002.

                                            WORLDPORT COMMUNICATIONS, INC.

                                            By:    /s/ Kathleen A. Cote
                                               ---------------------------------
                                               Kathleen A. Cote, Chief Executive
                                                 Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons or their attorneys-in-fact in the capacities indicated.


        SIGNATURE                                   TITLE                                DATE
        ---------                                   -----                                ----

*                                    Chairman of the Board of Directors
-----------------------------
  Michael E. Heisley, Sr.                                                          April 18, 2002

/s/ Kathleen A. Cote                 Chief Executive Officer and Director
-----------------------------        (Principal Executive, Financial and
 Kathleen A. Cote                    Accounting Officer)                           April 18, 2002


/s/ Stanley H. Meadows               Director
-----------------------------
  Stanley H. Meadows                                                               April 18, 2002

*                                    Director
-----------------------------
  Andrew Sage, II                                                                  April 18, 2002

*                                    Director
-----------------------------
  Emily Heisley Stoeckel                                                           April 18, 2002

* By:  /s/ Stanley H. Meadows
-----------------------------
            Attorney-in-fact


